Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Adam Coldwell
April 19, 2017	617-292-9774
adam.coldwell@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2017 FIRST QUARTER RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter financial results for 2017, reporting net income of $37.4 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2017, with the U.S. Securities and Exchange Commission next month.

The Bank’s board of directors also declared a dividend equal to an annual yield of 4.08 percent, the approximate daily average three-month LIBOR yield for the first quarter of 2017 plus 300 basis points. The dividend, based on average stock outstanding for the first quarter of 2017, will be paid on May 2, 2017. The board expects to follow this formula for declaring cash dividends through 2017, though a quarterly loss or a significant, adverse event or trend could cause a dividend to be suspended or reduced.

“Earnings were solid in the first quarter driven by strong net interest income. Our balance sheet remains strong, allowing the continued payment of an attractive dividend of three-month LIBOR plus 300 basis points,” said President and CEO Edward A. Hjerpe III. “In addition, we are pleased to note that year-to- date, the Bank has disbursed $1.8 million in interest-rate subsidies to members that have taken down more than $14 million in Jobs for New England advances to help their customers create or preserve more than 400 jobs throughout New England.”

First Quarter 2017 Operating Highlights

Net income for the quarter ending March 31, 2017, was $37.4 million, compared with net income of $29.5 million for the same period in 2016. The increase was primarily due to a $6.5 million increase in net interest income after provision for credit losses, and a $6.3 million increase in gains on derivatives and hedging activities, partially offset by a $3.3 million increase in net unrealized losses on trading securities. These results led to a $4.2 million contribution to the Bank’s Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the three months ended March 31, 2017, was $62.6 million, compared with $56.1 million for the same period in 2016. The $6.5 million increase in net interest income after provision for credit losses was primarily attributable to a $1.0 billion increase in average earning assets, from $58.6 billion for the three months ended March 31, 2016, to $59.6 billion for the three months ended March 31, 2017. The increase in average earning assets was driven by a $2.5 billion increase in average advances balances partially offset by a $1.6 billion decrease in average investments balances. Offsetting the increases to net interest income after provision for credit losses was a $2.2 million

(1)  decrease in net prepayment fees from investments and advances, from $2.4 million in the three months ended March 31, 2016, to $229,000 in the three months ended March 31, 2017.

March 31, 2017 Balance-Sheet Highlights

Total assets decreased $5.0 billion, or 8.1 percent, to $56.6 billion at March 31, 2017, down from $61.5 billion at year-end 2016. During the three months ended March 31, 2017, advances decreased $3.6 billion, or 9.3 percent, to $35.5 billion, compared with $39.1 billion at year-end 2016. The decrease in advances was broad based, with variable-rate advances and short-term fixed rate advances most significantly represented.

Total investments were $17.2 billion at March 31, 2017, down $815.6 million from the prior year total of $18.0 billion. Investments in mortgage loans totaled $3.7 billion at March 31, 2017, a decrease of $18.3 million from year-end 2016.

GAAP capital at March 31, 2017, was $3.3 billion, an increase of $101.1 million from $3.2 billion at year- end 2016. Capital stock increased by $47.4 million due to the issuance of $181.9 million of capital stock to support increased advances borrowings by certain members offset by capital stock repurchases of $134.6 million. Total retained earnings grew to $1.2 billion, an increase of $13.8 million, or 1.1 percent, from December 31, 2016. Of this amount, restricted retained earnings totaled $236.8 million at March 31, 2017. Accumulated other comprehensive loss totaled $343.6 million at March 31, 2017, an improvement of $39.9 million, or 10.4 percent, from December 31, 2016.

The Bank was in compliance with all regulatory capital ratios at March 31, 2017, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank’s financial information at December 31, 2016.(2)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights

(Dollars in thousands)
(Unaudited)

	3/31/2017	12/31/2016	3/31/2016
ASSETS
Advances	$35,479,424	$39,099,339	$34,524,912
Investments (3)	17,215,779	18,031,331	20,319,265
Mortgage loans held for portfolio, net	3,675,598	3,693,894	3,575,262
Other assets	198,001	721,022	249,607
Total assets	$56,568,802	$61,545,586	$58,669,046
LIABILITIES
Consolidated obligations, net	$52,157,473	$57,225,398	$54,320,408
Deposits	490,268	482,163	562,622
Mandatorily redeemable capital stock	32,677	32,687	35,244
Other liabilities	542,523	560,560	701,342
CAPITAL
Class B capital stock	2,458,667	2,411,306	2,301,039
Retained earnings - unrestricted	994,011	987,711	938,287
Retained earnings - restricted (4)	236,755	229,275	200,534
Total retained earnings	1,230,766	1,216,986	1,138,821
Accumulated other comprehensive loss	(343,572)	(383,514)	(390,430)
Total capital	3,345,861	3,244,778	3,049,430
Total liabilities and capital	$56,568,802	$61,545,586	$58,669,046

Total regulatory capital-to-assets ratio	6.6%	5.9%	5.9%
Ratio of market value of equity (MVE) to par value of capital stock (5)	148%	148%	141%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2017	12/31/2016	3/31/2016
Total interest income	$199,091	$195,725	$170,156
Total interest expense	136,587	119,438	114,052
Net interest income	62,504	76,287	56,104
Net interest income after provision for credit losses	62,555	76,370	56,093
Net other-than-temporary impairment losses on investment securities recognized in income	(418)	(589)	(1,347)
Litigation settlements	—	19,627	—
Other income (loss)	427	1,272	(2,990)
Operating expense	16,722	22,412	15,579
Other expense	4,252	7,939	3,355
AHP assessment	4,192	6,666	3,320
Net income	$37,398	$59,663	$29,502

Performance Ratios: (6)
Return on average assets	0.25%	0.40%	0.20%
Return on average equity (7)	4.56%	7.38%	3.88%
Net interest spread	0.36%	0.46%	0.34%
Net interest margin	0.43%	0.51%	0.39%

(1)         Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers’ decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)         For additional information on the Bank’s capital requirements, see Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 24, 2017 (the 2016 Annual Report).

(3)         Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)         The Bank’s capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2016 Annual Report.

(5)         MVE equals the difference between the estimated market value of assets and the estimated market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2016 Annual Report.

(6)         Yields for quarterly periods are annualized.

(7)         Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is based on the Bank’s expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continued,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than- temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward- looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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